Exhibit 99.1

Caterpillar Inc.

4Q 2015 Earnings Release

January 28, 2016

FOR IMMEDIATE RELEASE

Caterpillar Reports 2015 Fourth-Quarter and Full-Year Financial Results;

Provides Outlook for 2016

	FOURTH QUARTER		FULL YEAR
($ in billions except per share data)	2014	2015	2014	2015

Sales and Revenues	$14.244	$11.030	$55.184	$47.011
Profit (Loss) Per Share	$1.23	$(0.15)	$5.88	$3.50
Profit Per Share (excluding restructuring costs)	$1.35	$0.74	$6.38	$4.64

PEORIA, Ill. — Caterpillar Inc. (NYSE: CAT) today announced 2015 fourth-quarter sales and revenues of $11.0 billion, down from $14.2 billion in the fourth quarter of 2014.  Fourth-quarter 2015 was a loss of $0.15 per share, down from a profit of $1.23 per share in the fourth quarter of 2014.  Excluding restructuring costs, profit per share was $0.74, compared with $1.35 per share in the fourth quarter of 2014.

“Cost management, restructuring actions and operational execution are helping the company while sales and revenues remain under pressure from weak commodity prices and slowing economic growth in developing

(more)

countries.  We took tough but necessary restructuring actions in 2015 — and they were significant.  I am proud that our team stayed focused on our customers in this difficult environment.  Our balance sheet is strong; our product quality remained at high levels; we gained market position for machines for the fifth year in a row; inventory levels have declined and are well positioned as we look forward to 2016; and our safety levels are world class.  We are benefiting now and expect to even more in the future when markets rebound,” said Caterpillar Chairman and Chief Executive Officer Doug Oberhelman.

Full-Year 2015

This past year was a difficult one for many of the industries and customers we serve.  Sales and revenues for 2015 were nearly 15 percent lower than 2014 and 29 percent off the 2012 peak.  The two most significant reasons for the decline from 2014 were weakening economic growth and substantially lower commodity prices.  The impact of weak economic growth was most pronounced in developing countries, such as China and Brazil.  Lower oil prices had a substantial negative impact on the portion of Energy & Transportation that supports oil drilling and well servicing, where new order rates in 2015 were down close to 90 percent from 2014.

“We anticipated about $5 billion of the $8 billion sales and revenues decline in our January 2015 outlook as we started the year.  Actual sales and revenues were about $3 billion below that $50 billion outlook because of steeper than expected declines in oil prices, a stronger U.S. dollar, weaker construction equipment sales and lower than expected mining-related sales in Resource Industries,” added Oberhelman.

In 2015, we took substantial additional restructuring actions to lower our cost structure.  As a result, restructuring costs of $908 million were higher than anticipated when we started the year.  Additional restructuring costs were the most significant reason profit per share of $3.50 was below our January 2015 outlook of $4.60 per share.  Excluding restructuring costs, 2015 profit per share was much closer to our expectations, despite about $3 billion of lower sales and revenues.  For 2015, profit excluding restructuring costs was $4.64 per share, $0.11 per share lower than the

$4.75 per share excluding restructuring costs expected in our outlook as we started the year last January.

Financial Position / Cash Flow / Cash Deployment

An important element of our strategy is maintaining a strong balance sheet to weather the ups and downs of the cyclical industries we serve and to support growth when business improves.  We finished 2015 with $6.5 billion of cash and a strong balance sheet with a Machinery, Energy & Transportation (ME&T) debt-to-capital ratio of 39.1 percent, well within our target range of 30 to 45 percent and only slightly higher than 37.4 percent at year-end 2014.

ME&T operating cash flow was $5.2 billion in 2015, and with modest need for capital expenditures, helped enable a 10-percent increase in the quarterly dividend and about $2 billion of share repurchases in 2015.

“Fundamentally, we stayed focused in the right areas: we delivered solid cash flow, maintained a strong balance sheet and our credit rating and increased the dividend.  Maintaining our current dividend and our credit rating is important even in these tough times — it is a high priority for the company,” said Oberhelman.

We have a substantial captive finance company, Caterpillar Financial Services, which serves thousands of customers around the world.  Key portfolio metrics, such as past dues and credit losses, were near historic averages despite weakness in the industries we serve and are an indication of how well the finance business is managed.

“I am particularly encouraged that our Cat Financial portfolio is performing so well because it is core to our business and important for our customers.  In fact, past dues were slightly lower at year-end 2015 than they were at the end of 2014,” Oberhelman added.

2016 Outlook

The outlook for 2016 sales and revenues does not anticipate improvement in world economic growth or commodity prices.  Sales and revenues are expected to be in a range of $40 to $44 billion — a mid-point of $42 billion.  The mid-point of the range reflects a decline of about $3.5 billion from last October’s preliminary outlook for 2016 sales and revenues and a year-over-year decline of about 10 percent.  The decrease from last October’s preliminary outlook is largely a result of continued declines in commodity prices and economic weakness in developing countries.

The profit outlook for 2016 is $3.50 per share at the mid-point of the sales and revenues range.  To provide a better understanding of our expectations for 2016 profit, we are providing our outlook with and without anticipated restructuring costs.  Over the past few years, we have undertaken restructuring activities designed to lower our long-term cost structure.  Additional restructuring actions are anticipated in our 2016 outlook.  We expect the cost of these restructuring actions in 2016 to be about $400 million or about $0.50 per share.  Excluding restructuring costs, our profit outlook for 2016 is about $4.00 per share at the mid-point of the sales and revenues range.

Sales in Energy & Transportation are expected to decline about 10 to 15 percent from 2015.  Much of the decline is a result of low oil prices.  During the first half of 2015, sales remained at relatively high levels for equipment used in drilling and well servicing because we started the year with a substantial order backlog.  Sales declined during the second half of 2015 as orders from the backlog were shipped and new order levels were weak.  That impact, along with the further decline in oil prices, are the primary reasons for the expected decline in Energy & Transportation’s 2016 sales.  In addition, continuing weakness in economic conditions in much of the world is expected to be negative for sales of power generation equipment, industrial engines, marine and rail.

Sales in Resource Industries are expected to be down about 15 to 20 percent from 2015 as a result of continuing reductions in mining-related commodity prices and difficult financial conditions for many mining customers around the world.

Sales in Construction Industries are expected to decline about 5 to 10 percent from 2015.  In the United States, improving labor market conditions and relatively stable economic growth should continue to support the wider economy and construction.  However, we expect weakness in developing countries and lower activity in oil-producing regions to persist.

Positively impacting the profit outlook is substantially lower pension and other postemployment benefit (OPEB) costs.  The most significant reason for lower pension and OPEB costs is from a change in accounting principle so expense reflects the effects of economic and interest changes in the year in which the gains and losses are incurred.  The impact of this change is expected to have a positive impact on 2016 profit of about $425 million.  A more complete review of the change is included in Q&A 10 on page 19.  In addition, we are expecting substantial additional cost reduction in 2016, much of it from the restructuring actions taken in 2015.  The positive impacts on profit from lower costs and lower pension and OPEB expense are expected to be more than offset by the impact of lower sales and revenues.

“Our outlook reflects struggling oil and other commodity markets, and continued economic weakness in developing countries.  While the U.S. and European economies are showing signs of stability, the global economy remains under pressure.  While we manage through these difficult economic times with substantial restructuring actions to lower costs, we are also preparing for the long term.  We are continuing substantial investments in R&D and our digital capabilities.  These investments will be positive for Caterpillar and our customers through connected fleets and jobsites and access to data and predictive analytics.  Investing in the future is important to improving productivity and the bottom line — for Caterpillar and our customers over the long term.  While it is tough to predict when an economic recovery will happen, the investments we are making and the actions we are taking to lower our cost structure and improve quality and our market position will help deliver better results when a recovery comes,” said Oberhelman.

Notes:

•                 Glossary of terms is included on pages 21-22; first occurrence of terms shown in bold italics.

•                 Information on non-GAAP financial measures is included on page 23.

•                 Caterpillar will conduct a teleconference and live webcast, with a slide presentation, beginning at 10 a.m. Central Time on Thursday, January 28, 2016, to discuss its 2015 fourth-quarter and full-year financial results.  The slides accompanying the webcast will be available before the webcast on the Caterpillar website at caterpillar.com/investors/events-and-presentations.

About Caterpillar:

For 90 years, Caterpillar Inc. has been making sustainable progress possible and driving positive change on every continent.  Customers turn to Caterpillar to help them develop infrastructure, energy and natural resource assets.  With 2015 sales and revenues of $47.011 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives.  The company principally operates through its three product segments - Construction Industries, Resource Industries and Energy & Transportation - and also provides financing and related services through its Financial Products segment.  For more information, visit caterpillar.com.  To connect with us on social media, visit caterpillar.com/social-media.

Caterpillar contact:  Rachel Potts, 309-675-6892 (Office), 309-573-3444 (Mobile) or Potts_Rachel_A@cat.com

Forward-Looking Statements

Certain statements in this Release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements.  All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions.  These statements do not guarantee future performance, and we do not undertake to update our forward-looking statements.

Caterpillar’s actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) global and regional economic conditions and economic conditions in the industries we serve; (ii) government monetary or fiscal policies and infrastructure spending; (iii) commodity price changes, component price increases, fluctuations in demand for our products or significant shortages of component products; (iv) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers; (v) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (vi) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (vii) our Financial Products segment’s risks associated with the financial services industry; (viii) changes in interest rates or market liquidity conditions; (ix) an increase in delinquencies, repossessions or net losses of Cat Financial’s customers; (x) new regulations or changes in financial services regulations; (xi) a failure to realize, or a delay in realizing, all of the anticipated benefits of our acquisitions, joint ventures or divestitures; (xii) international trade policies and their impact on demand for our products and our competitive position; (xiii) our ability to develop, produce and market quality products that meet our customers’ needs; (xiv) the impact of the highly competitive environment in which we operate on our sales and pricing; (xv) failure to realize all of the anticipated benefits from initiatives to increase our productivity, efficiency and cash flow and to reduce costs; (xvi) additional restructuring costs or a failure to realize anticipated savings or benefits from past or future cost reduction actions; (xvii) inventory management decisions and sourcing practices of our dealers and our OEM customers; (xviii) compliance with environmental laws and regulations; (xix) alleged or actual violations of trade or anti-corruption laws and regulations; (xx) additional tax expense or exposure; (xxi) currency fluctuations; (xxii) our or Cat Financial’s compliance with financial covenants; (xxiii) increased pension plan funding obligations; (xxiv) union disputes or other employee relations issues; (xxv) significant legal proceedings, claims, lawsuits or government investigations; (xxvi) changes in accounting standards; (xxvii) failure or breach of IT security; (xxviii) adverse effects of unexpected events including natural disasters; and (xxix) other factors described in more detail under “Item 1A. Risk Factors” in our Form 10-K filed with the SEC on February 17, 2015 for the year ended December 31, 2014.

Key Points

Fourth Quarter 2015

(Dollars in millions except per share data)

	Fourth Quarter 2015	Fourth Quarter 2014	$ Change	% Change
Machinery, Energy & Transportation Sales	$10,318	$13,500	$(3,182)	(24)%
Financial Products Revenues	712	744	(32)	(4)%
Total Sales and Revenues	$11,030	$14,244	$(3,214)	(23)%
Profit (Loss)	$(87)	$757	$(844)	(111)%
Profit (Loss) per common share - diluted	$(0.15)	$1.23	$(1.38)	(112)%
Profit per common share - diluted (excluding restructuring costs)	$0.74	$1.35	$(0.61)	(45)%

Full Year 2015

(Dollars in millions except per share data)

	Full Year 2015	Full Year 2014	$ Change	% Change
Machinery, Energy & Transportation Sales	$44,147	$52,142	$(7,995)	(15)%
Financial Products Revenues	2,864	3,042	(178)	(6)%
Total Sales and Revenues	$47,011	$55,184	$(8,173)	(15)%
Profit	$2,102	$3,695	$(1,593)	(43)%
Profit per common share - diluted	$3.50	$5.88	$(2.38)	(40)%
Profit per common share - diluted (excluding restructuring costs)	$4.64	$6.38	$(1.74)	(27)%

Fourth-Quarter 2015 Highlights

•                  Fourth-quarter sales and revenues were $11.030 billion, down 23 percent from the fourth quarter of 2014.

•                  Restructuring costs were $682 million in the fourth quarter of 2015, with an after-tax impact of $0.89 per share.

•                  In the fourth quarter of 2015, there was a loss of $0.15 per share; excluding restructuring costs, there was a profit of $0.74 per share.  Profit in the fourth quarter of 2014 was $1.23 per share, or $1.35 per share excluding restructuring costs.

Full-Year 2015 Highlights

•                  2015 sales and revenues were $47.011 billion, down 15 percent from 2014.  Sales declined in all regions and in all segments.

•                  Restructuring costs were $908 million in 2015 with an after-tax impact of $1.14 per share.

•                  Profit per share was $3.50 in 2015, or $4.64 per share excluding restructuring costs.  Profit in 2014 was $5.88 per share, or $6.38 per share excluding restructuring costs.

Cash Flow/Financial Position

•                  Inventory declined about $1.45 billion during the fourth quarter of 2015.  For the full year, inventory decreased about $2.5 billion.

•                  ME&T operating cash flow for 2015 was about $5.2 billion.

•                  ME&T debt-to-capital ratio was 39.1 percent at the end of 2015, compared with 37.4 percent at the end of 2014.  We ended the year with about $6.5 billion of enterprise cash.

•                  During the year, we repurchased about $2 billion of Caterpillar stock and increased the quarterly dividend by 10 percent.

2016 Outlook

•                  The company expects 2016 sales and revenues to be about $40 to $44 billion — a mid-point of $42 billion.

•                  With sales and revenues at $42 billion, the profit outlook is about $3.50 per share, or $4.00 per share excluding restructuring costs.

•                  The outlook includes a reduction in pension and OPEB costs as a result of accounting changes.  (See Q&A 10 on page 19 for more information.)

•                  The company expects restructuring costs of about $400 million in 2016.

•                  We expect ME&T capital expenditures in 2016 to be lower than 2015.

CONSOLIDATED RESULTS

Consolidated Sales and Revenues

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between the fourth quarter of 2014 (at left) and the fourth quarter of 2015 (at right).  Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Sales and Revenues

Total sales and revenues were $11.030 billion in the fourth quarter of 2015, compared with $14.244 billion in the fourth quarter of 2014, a decline of $3.214 billion, or 23 percent.  The decrease was primarily due to lower sales volume and the unfavorable impact of currency due to continued strengthening of the U.S. dollar against most currencies, with about half of the impact from the euro.  The two most significant reasons for the decline in sales in 2015 were weakening economic growth primarily in developing countries and substantially lower commodity prices, most notably oil.  While sales for both new equipment and aftermarket parts declined in all segments, most of the decrease was for new equipment.

Sales declined in all regions.  In North America, sales decreased 26 percent due to lower end-user demand, primarily in Energy & Transportation, and unfavorable changes in dealer inventories, mostly in Construction Industries.  In EAME, sales declined 20 percent, mostly due to lower end-

user demand for products used in Energy & Transportation applications and the unfavorable impact of currency, as sales in euros translated into fewer U.S. dollars.  Sales decreased 36 percent in Latin America, primarily due to widespread economic weakness across the region, which had a negative impact on construction and mining activity and demand for products used in oil and gas applications.  The most significant decrease was in Brazil.  Asia/Pacific sales declined 16 percent, primarily due to lower end-user demand for Energy & Transportation applications and products used in mining.  In addition, the impact of currency was unfavorable as sales, mostly in Australian dollars and Japanese yen, translated into fewer U.S. dollars. These unfavorable items were partially offset by favorable changes in dealer inventories as dealers reduced inventories more significantly in the fourth quarter of 2014 compared to the fourth quarter of 2015.

Sales decreased in all segments.  Energy & Transportation’s sales declined 29 percent as sales decreased due to lower end-user demand and the unfavorable impact of currency.  Construction Industries’ sales decreased 18 percent, primarily due to the unfavorable impact of changes in dealer inventories as dealers decreased inventories more significantly in the fourth quarter of 2015 compared to the fourth quarter of 2014.  Additionally, dealer deliveries to end users, the impact of currency and price realization were unfavorable.  Resource Industries’ sales declined 23 percent, mostly due to continued low end-user demand.  Financial Products’ segment revenues were down 8 percent, primarily due to lower average earning assets and lower average financing rates.

Consolidated Operating Profit

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit (Loss) between the fourth quarter of 2014 (at left) and the fourth quarter of 2015 (at right).  Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.  The bar entitled Other includes consolidating adjustments and Machinery, Energy & Transportation other operating (income) expenses.

Operating loss for the fourth quarter of 2015 was $114 million, compared with operating profit of $1.063 billion in the fourth quarter of 2014.  The decrease of $1.177 billion was primarily due to lower sales volume reflecting weak market conditions in most of the industries we serve, higher restructuring costs and unfavorable price realization.  These items were partially offset by favorable manufacturing costs and lower SG&A and R&D expenses.

The unfavorable price realization resulted from competitive market conditions and an unfavorable geographic mix of sales.

Manufacturing costs were favorable due to lower incentive compensation expense, lower spending due to cost reduction efforts and improved material costs partially offset by the unfavorable impact of cost absorption as inventory decreased more significantly in the fourth quarter of 2015 than in the fourth quarter of 2014.

SG&A and R&D expenses were favorable due to lower incentive compensation expense and lower spending due to cost reduction efforts.

Although the strong U.S. dollar had a negative impact to our sales, our sizable manufacturing presence outside of the United States resulted in a favorable impact to costs and operating profit.

Restructuring costs of $682 million in the fourth quarter of 2015 were primarily related to a reduction in workforce.  In the fourth quarter of 2014, restructuring costs were $97 million.

Other Profit/Loss Items

•                  Other income/expense in the fourth quarter of 2015 was income of $30 million, compared with income of $3 million in the fourth quarter of 2014.  The favorable change of $27 million was primarily due to gains on the sale of securities in the fourth quarter of 2015.  The net impact from currency translation and hedging gains and losses was about flat.

•                  The provision for income taxes for the fourth quarter of 2015 reflects an effective tax rate of 24.5 percent, compared with 28 percent for the fourth quarter of 2014 excluding the items discussed below.  The decrease is primarily due to a more favorable geographic mix of profits from a tax perspective in 2015, including the impact of restructuring costs primarily at higher U.S. tax rates.

The provision for income taxes for the fourth quarter of 2015 also includes a benefit of $77 million related to the decrease from the third-quarter estimated annual tax rate of 27 percent, primarily due to the renewal in the fourth quarter of the U.S. research and development tax credit.  The provision for income taxes for the fourth quarter of 2014 also included benefits of $85 million related to a decrease from the third-quarter estimated annual effective tax rate and the release of a valuation allowance against the deferred tax assets of a non-U.S. subsidiary.

Global Workforce

Caterpillar worldwide, full-time employment was about 105,700 at the end of 2015, compared with about 114,200 at the end of 2014, a decrease of about 8,500 full-time employees.  The flexible workforce decreased by about 3,500 for a total decrease in the global workforce of about 12,000.  The decrease was primarily the result of restructuring programs and lower production volumes.  Full-time employment at the end of 2015 includes approximately 2,100 employees who participated in the U.S. voluntary retirement enhancement program and left the company effective January 1, 2016.

	December 31
	2015	2014	Increase / (Decrease)
Full-time employment	105,700	114,200	(8,500)
Flexible workforce	13,000	16,500	(3,500)
Total	118,700	130,700	(12,000)

Geographic summary of change
U.S. workforce			(5,600)
Non-U.S. workforce			(6,400)
Total			(12,000)

SEGMENT RESULTS

Sales and Revenues by Geographic Region

		%	North	%	Latin	%		%	Asia/	%
(Millions of dollars)	Total	Change	America	Change	America	Change	EAME	Change	Pacific	Change
Fourth Quarter 2015
Construction Industries¹	$3,640	(18)%	$1,664	(17)%	$280	(49)%	$913	(2)%	$783	(17)%
Resource Industries²	1,836	(23)%	586	(31)%	274	(32)%	449	(21)%	527	(7)%
Energy & Transportation³	4,419	(29)%	1,852	(32)%	408	(25)%	1,406	(29)%	753	(20)%
All Other Segments[4]	468	(12)%	338	(5)%	28	(54)%	64	(17)%	38	(3)%
Corporate Items and Eliminations	(45)		(47)		—		1		1
Machinery, Energy & Transportation	$10,318	(24)%	$4,393	(26)%	$990	(36)%	$2,833	(20)%	$2,102	(16)%

Financial Products Segment	$746	(8)%	$452	—%	$97	(13)%	$97	(16)%	$100	(25)%
Corporate Items and Eliminations	(34)		(6)		(13)		(5)		(10)
Financial Products Revenues	$712	(4)%	$446	8%	$84	(15)%	$92	(16)%	$90	(26)%

Consolidated Sales and Revenues	$11,030	(23)%	$4,839	(23)%	$1,074	(35)%	$2,925	(20)%	$2,192	(16)%

Fourth Quarter 2014
Construction Industries¹	$4,420		$1,996		$549		$934		$941
Resource Industries²	2,385		850		401		566		568
Energy & Transportation³	6,191		2,730		541		1,980		940
All Other Segments[4]	531		354		61		77		39
Corporate Items and Eliminations	(27)		(26)		—		(3)		2
Machinery, Energy & Transportation	$13,500		$5,904		$1,552		$3,554		$2,490

Financial Products Segment	$811		$451		$112		$115		$133
Corporate Items and Eliminations	(67)		(37)		(13)		(6)		(11)
Financial Products Revenues	$744		$414		$99		$109		$122

Consolidated Sales and Revenues	$14,244		$6,318		$1,651		$3,663		$2,612

1                     Does not include inter-segment sales of $63 million and $52 million in fourth quarter 2015 and 2014, respectively.

2                     Does not include inter-segment sales of $85 million and $113 million in fourth quarter 2015 and 2014, respectively.

3                     Does not include inter-segment sales of $382 million and $542 million in fourth quarter 2015 and 2014, respectively.

4                     Does not include inter-segment sales of $729 million and $843 million in fourth quarter 2015 and 2014, respectively.

Sales and Revenues by Segment

	Fourth	Sales	Price			Fourth	$	%
(Millions of dollars)	Quarter 2014	Volume	Realization	Currency	Other	Quarter 2015	Change	Change
Construction Industries	$4,420	$(522)	$(110)	$(148)	$—	$3,640	$(780)	(18)%
Resource Industries	2,385	(474)	(20)	(55)	—	1,836	(549)	(23)%
Energy & Transportation	6,191	(1,600)	(3)	(169)	—	4,419	(1,772)	(29)%
All Other Segments	531	(60)	9	(12)	—	468	(63)	(12)%
Corporate Items and Eliminations	(27)	(16)	—	(2)	—	(45)	(18)

Machinery, Energy & Transportation	$13,500	$(2,672)	$(124)	$(386)	$—	$10,318	$(3,182)	(24)%

Financial Products Segment	811	—	—	—	(65)	746	(65)	(8)%
Corporate Items and Eliminations	(67)	—	—	—	33	(34)	33
Financial Products Revenues	$744	$—	$—	$—	$(32)	$712	$(32)	(4)%

Consolidated Sales and Revenues	$14,244	$(2,672)	$(124)	$(386)	$(32)	$11,030	$(3,214)	(23)%

Operating Profit (Loss) by Segment

	Fourth	Fourth	$	%
(Millions of dollars)	Quarter 2015	Quarter 2014	Change	Change
Construction Industries	$220	$362	$(142)	(39)%
Resource Industries	(105)	25	(130)	(520)%
Energy & Transportation	712	1,123	(411)	(37)%
All Other Segments	141	164	(23)	(14)%
Corporate Items and Eliminations	(1,195)	(753)	(442)
Machinery, Energy & Transportation	$(227)	$921	$(1,148)	(125)%
Financial Products Segment	191	197	(6)	(3)%
Corporate Items and Eliminations	(15)	12	(27)
Financial Products	$176	$209	$(33)	(16)%
Consolidating Adjustments	(63)	(67)	4
Consolidated Operating Profit (Loss)	$(114)	$1,063	$(1,177)	(111)%

CONSTRUCTION INDUSTRIES

(Millions of dollars)

Sales Comparison

	Fourth Quarter 2014	Sales Volume	Price Realization	Currency	Fourth Quarter 2015	$ Change	% Change

Sales Comparison[1]	$4,420	$(522)	$(110)	$(148)	$3,640	$(780)	(18)%

Sales by Geographic Region

	Fourth Quarter 2015	Fourth Quarter 2014	$ Change	% Change
North America	$1,664	$1,996	$(332)	(17)%
Latin America	280	549	(269)	(49)%
EAME	913	934	(21)	(2)%
Asia/Pacific	783	941	(158)	(17)%
Total[1]	$3,640	$4,420	$(780)	(18)%

Operating Profit

	Fourth Quarter 2015	Fourth Quarter 2014	$ Change	% Change
Operating Profit	$220	$362	$(142)	(39)%

1 Does not include inter-segment sales of $63 million and $52 million in fourth quarter 2015 and 2014, respectively.

Construction Industries’ sales were $3.640 billion in the fourth quarter of 2015, a decrease of $780 million, or 18 percent, from the fourth quarter of 2014.  The decrease in sales was mostly due to lower volume and the unfavorable impact of currency.  While sales declined for both new equipment and aftermarket parts, most of the decrease was for new equipment.

•                  Sales volume declined primarily due to the unfavorable impact of changes in dealer inventories as dealers decreased inventories more significantly in the fourth quarter of 2015 compared to the fourth quarter of 2014.  In addition, deliveries to end users decreased.

•                  The unfavorable impact of currency was largely due to the euro, Japanese yen and Brazilian real.

Sales decreased in North America, Latin America and Asia/Pacific, while sales in EAME were about flat.

•                  In North America, sales declined mostly due to dealers substantially reducing inventories in the fourth quarter of 2015, compared to maintaining inventory levels in the fourth quarter of 2014.  Although residential and nonresidential construction activity is improving, sales to end users were lower than the fourth quarter of 2014.  We believe declines in construction activity related to oil and gas has resulted in availability of existing construction equipment for other purposes.

•                  In Latin America, dealer deliveries were down across the region, with the most significant decline in Brazil due to continued weak construction activity resulting from depressed economic conditions.  In addition, sales declined due to the unfavorable impact of changes in dealer inventories as dealers lowered inventories in the fourth quarter of 2015, compared to relatively flat inventories in the fourth quarter of 2014.

•                  In Asia/Pacific, the sales decline was primarily due to lower sales in China and India and the unfavorable impact of currency.  The most significant decline was in China, a result of continued weak residential and nonresidential construction activity.  The unfavorable impact of currency was primarily due to the weaker Japanese yen and Australian dollar.

•                  Sales in EAME were about flat as lower end-user demand and the unfavorable impact of currency were about offset by the favorable impact of changes in dealer inventories.  Dealers lowered inventories more in the fourth quarter of 2014 than in the fourth quarter of 2015.

Construction Industries’ profit was $220 million in the fourth quarter of 2015, compared with $362 million in the fourth quarter of 2014.  The decrease in profit was primarily due to lower sales volume, unfavorable price realization resulting from competitive market conditions and an unfavorable geographic mix of sales, and an unfavorable impact from litigation.  The decline was partially offset by favorable manufacturing costs and lower SG&A and R&D expenses.  The reduction in manufacturing costs and SG&A and R&D expenses was primarily due to lower incentive compensation expense and cost reduction efforts.

RESOURCE INDUSTRIES

(Millions of dollars)

Sales Comparison

	Fourth Quarter 2014	Sales Volume	Price Realization	Currency	Fourth Quarter 2015	$ Change	% Change

Sales Comparison[1]	$2,385	$(474)	$(20)	$(55)	$1,836	$(549)	(23)%

Sales by Geographic Region

	Fourth Quarter 2015	Fourth Quarter 2014	$ Change	% Change
North America	$586	$850	$(264)	(31)%
Latin America	274	401	(127)	(32)%
EAME	449	566	(117)	(21)%
Asia/Pacific	527	568	(41)	(7)%
Total[1]	$1,836	$2,385	$(549)	(23)%

Operating Profit (Loss)

	Fourth Quarter 2015	Fourth Quarter 2014	$ Change	% Change
Operating Profit (Loss)	$(105)	$25	$(130)	(520)%

1 Does not include inter-segment sales of $85 million and $113 million in fourth quarter 2015 and 2014, respectively.

Resource Industries’ sales were $1.836 billion in the fourth quarter of 2015, a decrease of $549 million, or 23 percent, from the fourth quarter of 2014.  The decline was primarily due to lower sales volume.  Sales were lower for both new equipment and aftermarket parts.  We believe mining companies are continuing to curtail maintenance and rebuild activities.

The sales decrease was primarily due to lower end-user demand across all regions.  This was partially offset by the favorable impact of changes in dealer inventories, primarily in Asia/Pacific, as dealer inventories were about flat in the fourth quarter of 2015, compared to a decline in the fourth quarter of 2014.

Commodity prices remained weak and mining customers continued to focus on improving productivity in existing mines and reducing their total capital expenditures, as they have for several years.  As a result, sales and new orders in Resource Industries continue to be weak.

Resource Industries incurred a loss of $105 million in the fourth quarter of 2015, compared with profit of $25 million in the fourth quarter of 2014.  The unfavorable change was primarily the result of lower sales volume partially offset by improved manufacturing costs.

Manufacturing costs were favorable due to lower period costs resulting from cost reduction efforts and improved material costs.

SG&A and R&D expenses were about flat, as higher spending for new product introductions was about offset by lower SG&A expenses.

ENERGY & TRANSPORTATION

(Millions of dollars)

Sales Comparison

	Fourth Quarter 2014	Sales Volume	Price Realization	Currency	Fourth Quarter 2015	$ Change	% Change

Sales Comparison[1]	$6,191	$(1,600)	$(3)	$(169)	$4,419	$(1,772)	(29)%

Sales by Geographic Region

	Fourth Quarter 2015	Fourth Quarter 2014	$ Change	% Change
North America	$1,852	$2,730	$(878)	(32)%
Latin America	408	541	(133)	(25)%
EAME	1,406	1,980	(574)	(29)%
Asia/Pacific	753	940	(187)	(20)%
Total[1]	$4,419	$6,191	$(1,772)	(29)%

Operating Profit

	Fourth Quarter 2015	Fourth Quarter 2014	$ Change	% Change
Operating Profit	$712	$1,123	$(411)	(37)%

1 Does not include inter-segment sales of $382 million and $542 million in fourth quarter 2015 and 2014, respectively.

Energy & Transportation’s sales were $4.419 billion in the fourth quarter of 2015, a decrease of $1.772 billion, or 29 percent, from the fourth quarter of 2014.  The decrease was primarily the result of lower sales volume and the unfavorable impact of currency, mostly from the euro.  Sales decreased in all applications.

•                  Oil and Gas — Sales continued to decrease in much of the world due to substantially lower oil prices.  The decline was most pronounced in equipment used for well servicing and drilling applications, with the most significant impact in North America, our largest market for well servicing.  Demand for reciprocating engines used in gas compression was also down.

•                  Power Generation — Sales decreased in EAME and North America and were about flat in Latin America and Asia/Pacific.  In EAME, sales decreased primarily due to the absence of a large project in the fourth quarter of 2014.  In North America, sales declined primarily due to the absence of several large projects and unfavorable changes in dealer inventories as dealers decreased inventories in the fourth quarter of 2015 and increased inventories in the fourth quarter of 2014.

•                  Transportation — Sales decreased in North America and were about flat in all other geographic regions.  In North America, sales weakened primarily due to the absence of a Tier IV locomotive offering.

•                  Industrial — Sales were lower in all regions.  Lower sales in EAME were mostly the result of lower demand and the unfavorable impact of currency.  In Asia/Pacific, North America and Latin America, the decline in sales was primarily due to lower end-user demand for most industrial applications primarily due to weak economic conditions.

Energy & Transportation’s profit was $712 million in the fourth quarter of 2015, compared with $1.123 billion in the fourth quarter of 2014.  The decrease was due to lower sales volume partially offset by lower costs, primarily incentive compensation expense, and favorable product mix due to the absence of the sale of a large power generation project in EAME that was recognized in the fourth quarter of 2014.

FINANCIAL PRODUCTS SEGMENT

(Millions of dollars)

Revenues by Geographic Region

	Fourth Quarter 2015	Fourth Quarter 2014	$ Change	% Change
North America	$452	$451	$1	—%
Latin America	97	112	(15)	(13)%
EAME	97	115	(18)	(16)%
Asia/Pacific	100	133	(33)	(25)%
Total	$746	$811	$(65)	(8)%

Operating Profit

	Fourth Quarter 2015	Fourth Quarter 2014	$ Change	% Change
Operating Profit	$191	$197	$(6)	(3)%

Financial Products’ revenues were $746 million in the fourth quarter of 2015, a decrease of $65 million, or 8 percent, from the fourth quarter of 2014. The decline was primarily due to lower average earning assets and lower average financing rates.  Average earning assets were down in

Asia/Pacific, Latin America and EAME, partially offset by higher average earning assets in North America.  Average financing rates were down in North America, EAME and Asia/Pacific, partially offset by higher rates in Latin America.

Financial Products’ profit was $191 million in the fourth quarter of 2015, compared with $197 million in the fourth quarter of 2014. The decrease was primarily due to a $17 million unfavorable impact from lower average earning assets, a $10 million decrease in net yield on average earning assets reflecting changes in the geographic mix of margin and currency impacts and a $10 million unfavorable impact from returned or repossessed equipment.  These decreases were partially offset by a $24 million increase in gains on sales of securities at Caterpillar Financial Insurance Services and a $12 million decrease in SG&A expenses due to lower incentive compensation expense.

At the end of 2015, past dues at Cat Financial were 2.14 percent, compared with 2.17 percent at the end of 2014.  Write-offs, net of recoveries, were $155 million for the full-year 2015, compared with $104 million for the full-year 2014.  The increase in write-offs, net of recoveries, was primarily driven by the mining and marine portfolios.

As of December 31, 2015, Cat Financial’s allowance for credit losses totaled $338 million, or 1.22 percent of net finance receivables, compared with $401 million, or 1.36 percent of net finance receivables, at year-end 2014.

Corporate Items and Eliminations

Expense for corporate items and eliminations was $1.210 billion in the fourth quarter of 2015, an increase of $469 million from the fourth quarter of 2014.  Corporate items and eliminations include: corporate-level expenses; restructuring costs; timing differences, as some expenses are reported in segment profit on a cash basis; retirement benefit costs other than service cost; currency differences for ME&T, as segment profit is reported using annual fixed exchange rates; and inter-segment eliminations.

The increase in expense from the fourth quarter of 2014 was primarily due to a $585 million increase in restructuring costs partially offset by timing differences.

2016 OUTLOOK

From an economic perspective, the company does not anticipate significant improvement in the world economy.  We are expecting world GDP growth in 2016 to be similar to 2015 at about 2.5 percent.  While economic growth is expected to continue to be weak, but stable, there are certainly risks.  Political conflicts and social unrest continue to disrupt economic activity in parts of the world, particularly the Middle East.  The Chinese government’s push for structural reform has slowed growth and increased volatility, and U.S. monetary policy could temper business confidence.  In addition, commodity prices, oil in particular, have declined substantially.  Further declines in commodity prices could negatively impact 2016 financial results.

Sales and revenues in 2016 are expected to be in a range of $40 to $44 billion — a mid-point of $42 billion.

	At the mid-point of the sales and revenues range
		Restructuring	Outlook Excluding
	2016 Outlook	Costs	Restructuring Costs
Profit per share excluding change in accounting principle	$3.00	$0.50	$3.50

Change in accounting principle related to pension and OPEB costs*	$0.50		$0.50

Profit per share	$3.50	$0.50	$4.00

*See Q&A 10 for more information on this change and a change in accounting estimate for pension and OPEB costs.

Sales and Revenues

The outlook for 2016 sales and revenues does not anticipate improvement in world economic growth or commodity prices.  It is based on the continuation of substantial weakness in many of the key industries the company serves.  Sales and revenues are expected to be in a range of $40 to $44 billion — a mid-point of $42 billion.  The mid-point reflects a year-over-year decline of about 10 percent.

In October 2015, the company provided a preliminary outlook for 2016 that expected sales and revenues to be about 5 percent below the $48 billion outlook for 2015 — about $45.5 billion for 2016.  The mid-point of today’s outlook reflects a decline of about $3.5 billion from last October’s preliminary outlook for 2016 sales and revenues.  That decline is largely a result of continued declines in commodity prices and sustained economic weakness in developing countries.

Sales in Energy & Transportation are expected to decline about 10 to 15 percent from 2015.  Much of the decline is a result of low oil prices.  During the first half of 2015, sales remained at relatively high levels for equipment used in drilling and well servicing because we started the year with a substantial order backlog.  Sales declined during the second half of 2015 as orders from the backlog were shipped and new order levels were weak.  That impact, along with the further decline in oil prices, are the primary reasons for the expected decline in Energy & Transportation’s 2016 sales.  In addition, continuing weakness in economic conditions in much of the world is expected to be negative for sales of power generation equipment, industrial engines, marine and rail.

Sales in Resource Industries are expected to be down about 15 to 20 percent from 2015 as a result of continuing reductions in mining-related commodity prices and difficult financial conditions for many mining customers around the world.

Sales in Construction Industries are expected to decline about 5 to 10 percent from 2015.  In the United States, improving labor market conditions and relatively stable economic growth should continue to support the wider economy and construction.  However, we expect weakness in developing countries and lower activity in oil-producing regions to persist.

Profit Outlook

The profit outlook for 2016 is $3.50 per share at the mid-point of the sales and revenues range.  To provide a better understanding of our expectations for 2016 profit, we are providing our outlook with and without anticipated restructuring costs.  Over the past few years, we have undertaken restructuring activities designed to lower our long-term cost structure.  Additional restructuring actions are anticipated in our outlook for 2016.  In total, we expect the cost of these restructuring actions in 2016 to be about $400 million or about $0.50 per share.  Excluding restructuring costs, our profit outlook for 2016 is about $4.00 per share at the mid-point of the sales and revenues range.

The profit outlook excluding restructuring costs includes several substantial positive and negative factors outlined below:

Positive Factors

•                  Lower period costs (includes period manufacturing, SG&A and R&D — about $900 million) — The expected improvement in period costs is largely a result of substantial restructuring actions implemented near the end of 2015 and continuing in 2016.  About $180 million or about $0.20 per share of the expected improvement is a result of a change in accounting estimate from weighted average discount rates to spot rates for pension and OPEB service and interest costs. (See Q&A 10 on page 19 for more information.)

•                  Change in accounting principle for pension and OPEB costs (about $425 million) —  In 2016, we will recognize actuarial gains and losses for pension and OPEB plans in the period in which they occur and recognize expected returns based on the fair value of plan assets.  (See Q&A 10 on page 19 for more information.)

•                  Variable costs (about $350 million) — Material costs, cost absorption and variable labor and burden costs are expected to be favorable in 2016 as a result of lower commodity prices and supplier collaboration, a smaller inventory decline than 2015 and continued implementation of Lean.

Negative Factors

•                  Sales volume ($2.1 billion at mid-point of outlook range) — By far the most significant negative impact on profit is expected to be from lower sales volume, including a substantial impact due to an unfavorable sales mix, as the decline in sales is expected to be relatively more concentrated in products with higher than average margin rates.

•                  Price realization (about $200 million) — While price realization was relatively neutral from 2014 to 2015, it was positive in the first half of 2015 and negative over the second half of 2015.  We expect that negative trend to continue in 2016.  We are experiencing pricing pressure from the competitive nature of the businesses we are in and from the impact of a stronger U.S. dollar.

The tax rate in 2016 is expected to be about 1 percent higher than in 2015 (excluding 2015 discrete items), and ME&T capital expenditures in 2016 are expected to be lower than 2015.

QUESTIONS AND ANSWERS

Q1:               What is causing you to forecast reduced Resource Industries’ sales again in 2016?

A:                       Resource Industries’ sales are expected to be lower in 2016 because mining companies are continuing to cut capital expenditures in response to lower commodity prices and difficult financial conditions for many of them.  As a result, machine quoting activity remains at a very low level.  In addition, some machines remain parked, which continues to negatively impact aftermarket sales.  We would expect to see parked machines brought back into service and machine rebuild activity pick up as early indicators of a potential upturn — unfortunately, we have not seen these signs of improvement yet.

Q2:               Retail statistics released on January 27, 2016, show Construction Industries’ deliveries to end users in North America down 3 percent.  Many of the economic indicators in the United States remain positive.  What is your view for 2016?

A:                       We expect general and heavy construction activity to expand in 2016 in the United States.  However, we believe lower activity in the oil and gas sector is freeing up equipment that is being redirected to other building and infrastructure construction jobsites.

Q3:               Can you comment on the health of Cat Financial?

A:                       Cat Financial continues to perform well despite ongoing weakness in many key end markets. Past dues improved further in fourth-quarter 2015, with year-end past dues improving to 2.14 percent from 2.68 percent in third-quarter 2015 and 2.17 percent reported at the end of 2014.  Write-offs, net of recoveries, were $155 million in 2015, and although above 2014 write-offs of $104 million, remain near historical averages.  Cat Financial continues to work closely with its global customer base to provide financing support for new Caterpillar product purchases and actively monitor global portfolio health to minimize future losses.

Q4:               Can you discuss changes in dealer inventories in the fourth quarter of 2015?  What are your expectations for 2016?

A:                       Dealer machine and engine inventories decreased about $1 billion in the fourth quarter of 2015, compared with a decrease of about $600 million in the fourth quarter of 2014.  For both the full year of 2015 and 2014, dealer machine and engine inventories decreased about $1 billion.

While we believe dealer inventory levels are not excessive, we do expect that lower sales in 2016 will cause dealers to reduce inventory levels about as much as they did in 2015.

Q5:               Caterpillar inventory declined in the fourth quarter of 2015.  Can you explain this decrease, and do you expect further reductions in 2016?

A:                       Caterpillar inventory declined $1.45 billion during the fourth quarter of 2015, compared to a decline of about $1.1 billion during the fourth quarter of 2014.  A fourth-quarter decrease is not unusual, as some of our businesses ship long lead-time capital goods in the fourth quarter.  For the full year of 2015, Caterpillar inventory declined about $2.5 billion.

While we believe our inventory levels are not excessive, we are anticipating that lower sales and our ongoing Lean initiatives will result in some reduction in inventory in 2016.

Q6:               Can you comment on your order backlog by segment?

A:                       At the end of the fourth quarter of 2015, the order backlog was about $13.0 billion. This represents about a $0.7 billion reduction from the end of the third quarter of 2015. The decrease was primarily in Energy & Transportation.  In addition, the order backlog for Resource Industries declined and was about flat for Construction Industries.

Compared to year-end 2014, the order backlog declined about $4.3 billion. The decrease was split about evenly across Construction Industries, Energy & Transportation and Resource Industries.

Q7:               Can you comment on expense related to your short-term incentive compensation plans?

A:                       Short-term incentive compensation expense is directly related to financial and operational performance measured against targets set annually.  Fourth-quarter 2015 expense was about $45 million and about $585 million for the full-year 2015.  Fourth-quarter 2014 expense was about $310 million and about $1.3 billion for the full-year 2014.

For 2016, our outlook includes short-term incentive compensation expense similar to 2015.

Q8:               Can you comment on your balance sheet and ME&T operating cash flow in 2015?

A:                       ME&T operating cash flow for the full year of 2015 was $5.2 billion, compared with $7.5 billion in 2014.  The decline was primarily due to lower profit.  Our top cash deployment priority is to maintain a strong financial position to support our credit rating.  The ME&T debt-to-capital ratio was 39.1 percent, up from 37.4 percent at the end of 2014, but within our target range of 30 to 45 percent.  The increase was primarily due to a return of capital to stockholders of $3.8 billion ($2.0 billion stock repurchase and $1.8 billion dividends) and unfavorable foreign currency translation adjustment to equity of $1.0 billion. These items were partially offset by profit.  Our cash and liquidity positions also remain strong with an enterprise cash balance of $6.5 billion as of year-end.  After maintaining our financial strength, our remaining priorities for use of cash are to support growth, appropriately fund employee benefit plans, pay dividends and repurchase common stock.  During the year, ME&T capital expenditures totaled $1.6 billion, and funding for defined benefit pension plans was about $0.2 billion.

Q9:               Can you update us on recent restructuring actions and your progress?

A:                       We announced on September 24, 2015, that we would reduce permanent headcount by 4,000-5,000 between then and the end of 2016, with most occurring in 2015, and with a total possible workforce reduction of more than 10,000 people, including the contemplated consolidation and closures of manufacturing facilities occurring through 2018.  We have eliminated approximately 5,000 positions since then, with about 3,000 by December 31, 2015, and another 2,100 employees electing to take the voluntary retirement enhancement program in the United States and leave the company

January 1, 2016.  We are anticipating significant cost reduction as a result of these actions.

We continue to contemplate facility consolidation and closures in order to right size our capacity needs.  Since the September 24 announcement, we have announced the closure or consolidation of 9 facilities.

Q10:        Can you provide more information on the accounting changes for pension and OPEB costs?

A:                       We have elected to make two changes in accounting for our pension and OPEB plans.

The first is a change in accounting estimate related to discount rates used for calculating pension and OPEB costs.  Beginning in 2016, we will use spot rates rather than weighted average discount rates for determining service and interest costs for plans that utilize a yield curve approach.  This change will have no impact on pension or OPEB liabilities and will be accounted for prospectively as a change in accounting estimate (no change to costs reported in 2015 or prior years).  We expect this change to lower 2016 pension and OPEB service and interest costs by approximately $180 million.

The second is a change in accounting principle for recognizing actuarial gains and losses and expected return on assets for our pension and OPEB plans.  Gains and losses historically recognized as a component of equity and amortized to earnings in future periods will be recognized in earnings in the period in which they occur.  In addition, we will change our policy for recognizing expected returns on plan assets from a market-related value method (based on a three-year smoothing of asset returns) to a fair value method.

Under the new principle, we will immediately recognize actuarial gains and losses as a mark-to-market gain or loss through earnings upon the annual remeasurement in the fourth quarter, or on an interim basis as triggering events warrant remeasurement.

Excluding any mark-to-market gains or losses from remeasurements, the estimated benefit of the change in accounting principle in 2016 is approximately $425 million pre-tax or $0.50 per share.  The benefit primarily represents prior period actuarial losses that would have been amortized to earnings under the previous accounting policy.  This change will be applied retrospectively to prior years.  We are currently determining the impact on prior years and will provide that information later in 2016.  Our current estimate of the impact on 2015 earnings is a benefit of about $575 million or about $0.65 per share.

As the change to spot rates for service and interest costs does not impact the measurement of benefit liabilities, the decrease in service and interest costs will be offset in the mark-to-market gains or losses reported when benefit plans are remeasured.  Our 2016 outlook does not include any impact from mark-to-market gains or losses.

None of the accounting changes will have an impact on future pension or OPEB funding or benefits paid to participants.

GLOSSARY OF TERMS

1.

All Other Segments — Primarily includes activities such as: the remanufacturing of Cat® engines and components and remanufacturing services for other companies as well as the business strategy, product management, development, manufacturing, marketing and product support of undercarriage, specialty products, hardened bar stock components and ground engaging tools primarily for Cat products, paving products, forestry products and industrial and waste products; the product management, development, marketing, sales and product support of on-highway vocational trucks for North America; parts distribution; distribution services responsible for dealer development and administration including a wholly owned dealer in Japan, dealer portfolio management and ensuring the most efficient and effective distribution of machines, engines and parts.

2.	Consolidating Adjustments — Elimination of transactions between Machinery, Energy & Transportation and Financial Products.

3.

Construction Industries — A segment primarily responsible for supporting customers using machinery in infrastructure and building construction applications.  Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support.  The product portfolio includes backhoe loaders, small wheel loaders, small track-type tractors, skid steer loaders, multi-terrain loaders, mini excavators, compact wheel loaders, telehandlers, select work tools, small, medium and large track excavators, wheel excavators, medium wheel loaders, compact track loaders, medium track-type tractors, track-type loaders, motor graders, pipelayers and mid-tier soil compactors.  In addition, Construction Industries has responsibility for an integrated manufacturing cost center.

4.

Currency — With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar.  With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar.  Currency includes the impact on sales and operating profit for the Machinery, Energy & Transportation lines of business only; currency impacts on Financial Products’ revenues and operating profit are included in the Financial Products’ portions of the respective analyses.  With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates (hedging) and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results (translation).

5.

Debt-to-Capital Ratio — A key measure of Machinery, Energy & Transportation’s financial strength used by both management and our credit rating agencies.  The metric is defined as Machinery, Energy & Transportation’s short-term borrowings, long-term debt due within one year and long-term debt due after one year (debt) divided by the sum of Machinery, Energy & Transportation’s debt and stockholders’ equity.  Debt also includes Machinery, Energy & Transportation’s borrowings from Financial Products.

6.	EAME — A geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).

7.	Earning Assets — Assets consisting primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial.

8.

Energy & Transportation — A segment primarily responsible for supporting customers using reciprocating engines, turbines, diesel-electric locomotives and related parts across industries serving power generation, industrial, oil and gas and transportation applications, including marine and rail-related businesses.  Responsibilities include business strategy, product design, product management, development, manufacturing, marketing, sales and product support of turbines and turbine-related services, reciprocating engine powered generator sets, integrated systems used in the electric power generation industry, reciprocating engines and integrated systems and solutions for the marine and oil and gas industries; reciprocating engines supplied to the industrial industry as well as Cat machinery; the business strategy, product design, product management, development, manufacturing, remanufacturing, leasing and service of diesel-electric locomotives and components and other rail-related products and services.

9.	Financial Products Segment — Provides financing to customers and dealers for the purchase and lease of Cat and other equipment, as well as some financing for Caterpillar sales to dealers.  Financing plans include operating and finance leases, installment sale contracts, working capital loans and wholesale financing plans.  The segment also provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment.  Financial Products Segment profit is determined on a pretax basis and includes other income/expense items.

10.	Latin America — A geographic region including Central and South American countries and Mexico.

11.	Lean Management — A holistic management system that uses a sequential cadence of principles to drive the highest quality and lowest total cost to achieve customer requirements.

12.

Machinery, Energy & Transportation (ME&T) — Represents the aggregate total of Construction Industries, Resource Industries, Energy & Transportation and All Other Segments and related corporate items and eliminations.

13.

Machinery, Energy & Transportation Other Operating (Income) Expenses — Comprised primarily of gains/losses on disposal of long-lived assets, gains/losses on divestitures and legal settlements and accruals.  Restructuring costs classified as other operating expenses on the Results of Operations are presented separately on the Operating Profit Comparison.

14.

Manufacturing Costs — Manufacturing costs exclude the impacts of currency and represent the volume-adjusted change for variable costs and the absolute dollar change for period manufacturing costs.  Variable manufacturing costs are defined as having a direct relationship with the volume of production.  This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process.  Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume.  Examples include machinery and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management.

15.	Pension and other postemployment benefit (OPEB) costs — Costs for the company’s defined benefit pension and postretirement benefit plans.

16.	Price Realization — The impact of net price changes excluding currency and new product introductions. Price realization includes geographic mix of sales, which is the impact of changes in the relative weighting of sales prices between geographic regions.

17.

Resource Industries — A segment primarily responsible for supporting customers using machinery in mining and quarrying applications.  Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support.  The product portfolio includes large track-type tractors, large mining trucks, hard rock vehicles, longwall miners, electric rope shovels, draglines, hydraulic shovels, track and rotary drills, highwall miners, large wheel loaders, off-highway trucks, articulated trucks, wheel tractor scrapers, wheel dozers, continuous miners, scoops and haulers, hardrock continuous mining systems, select work tools, machinery components and electronics and control systems.  Resource Industries also manages areas that provide services to other parts of the company, including integrated manufacturing and research and development.

18.

Restructuring Costs — Primarily costs for employee separation costs, long-lived asset impairments and contract terminations.  These costs are included in Other Operating (Income) Expenses.  Beginning in the third quarter of 2015, restructuring costs also include other exit-related costs associated with the consolidation of manufacturing facilities as we expect these costs to be significant as we implement the restructuring plan that was announced on September 24.  Other exit-related costs are primarily for equipment relocation and accelerated depreciation.

19.

Sales Volume — With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for Machinery, Energy & Transportation as well as the incremental revenue impact of new product introductions, including emissions-related product updates.  With respect to operating profit, sales volume represents the impact of changes in the quantities sold for Machinery, Energy & Transportation combined with product mix as well as the net operating profit impact of new product introductions, including emissions-related product updates.  Product mix represents the net operating profit impact of changes in the relative weighting of Machinery, Energy & Transportation sales with respect to total sales.

NON-GAAP FINANCIAL MEASURES

The following definition is provided for “non-GAAP financial measures” in connection with Regulation G issued by the Securities and Exchange Commission.  The non-GAAP financial measures we use have no standardized meaning prescribed by U.S. GAAP and therefore are unlikely to be comparable to the calculation of similar measures for other companies.  Management does not intend these items to be considered in isolation or substituted for the related GAAP measure.

Profit Per Share Excluding Restructuring Costs

We incurred significant restructuring costs in 2015 and expect to incur additional restructuring costs in 2016.  We believe it is important to separately quantify the profit per share impact of restructuring costs in order for our 2015 results and the 2016 outlook to be meaningful to our readers.  We have also provided 2014 profit per share excluding restructuring costs comparable to the 2015 and 2016 presentation.  Reconciliation of profit per share excluding restructuring costs to the most directly comparable GAAP measure, diluted profit per share, is as follows:

	Fourth Quarter		Full Year		Outlook
	2014	2015	2014	2015	Original 2015 [1]	2016 Midpoint [2]
Profit (Loss) per share	$1.23	$(0.15)	$5.88	$3.50	$4.60	$3.50
Per share restructuring costs[3]	$0.12	$0.89	$0.50	$1.14	$0.15	$0.50
Profit per share excluding restructuring costs	$1.35	$0.74	$6.38	$4.64	$4.75	$4.00

1                   2015 Sales and Revenues Outlook of $50 billion (as of January 27, 2015).

2                   2016 Sales and Revenues Outlook in a range of $40-44 billion.  Does not include any impact from mark-to-market gains or losses resulting from pension and OPEB plan remeasurements.

3                   At effective tax rate excluding discrete items

Machinery, Energy & Transportation

Caterpillar defines Machinery, Energy & Transportation as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.  Machinery, Energy & Transportation information relates to the design, manufacture and marketing of our products.  Financial Products’ information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment.  The nature of these businesses is different, especially with regard to the financial position and cash flow items.  Caterpillar management utilizes this presentation internally to highlight these differences.  We also believe this presentation will assist readers in understanding our business.  Pages 24-32 reconcile Machinery, Energy & Transportation with Financial Products on the equity basis to Caterpillar Inc. consolidated financial information.

Caterpillar’s latest financial results and outlook are also available via:

Telephone:

800-228-7717 (Inside the United States and Canada)

858-764-9492 (Outside the United States and Canada)

Internet:

http://www.caterpillar.com/en/investors.html

http://www.caterpillar.com/en/investors/quarterly-results.html (live broadcast/replays of quarterly conference call)

Caterpillar contact:  Rachel Potts, 309-675-6892 (Office), 309-573-3444 (Mobile) or Potts_Rachel_A@cat.com

Caterpillar Inc.

Condensed Consolidated Statement of Results of Operations

(Unaudited)

(Dollars in millions except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Sales and revenues:
Sales of Machinery, Energy & Transportation	$10,318	$13,500	$44,147	$52,142
Revenues of Financial Products	712	744	2,864	3,042
Total sales and revenues	11,030	14,244	47,011	55,184

Operating costs:
Cost of goods sold	8,183	10,499	33,742	39,767
Selling, general and administrative expenses	1,267	1,522	5,199	5,697
Research and development expenses	553	578	2,165	2,135
Interest expense of Financial Products	147	154	587	624
Other operating (income) expenses	994	428	2,062	1,633
Total operating costs	11,144	13,181	43,755	49,856

Operating profit (loss)	(114)	1,063	3,256	5,328

Interest expense excluding Financial Products	126	126	507	484
Other income (expense)	30	3	106	239

Consolidated profit (loss) before taxes	(210)	940	2,855	5,083

Provision (benefit) for income taxes	(128)	179	742	1,380
Profit (loss) of consolidated companies	(82)	761	2,113	3,703

Equity in profit (loss) of unconsolidated affiliated companies	(1)	2	—	8

Profit (loss) of consolidated and affiliated companies	(83)	763	2,113	3,711

Less: Profit (loss) attributable to noncontrolling interests	4	6	11	16

Profit (loss) [1]	$(87)	$757	$2,102	$3,695

Profit (loss) per common share	$(0.15)	$1.25	$3.54	$5.99

Profit (loss) per common share — diluted [2]	$(0.15)	$1.23	$3.50	$5.88

Weighted-average common shares outstanding (millions)
- Basic	582.3	605.8	594.3	617.2
- Diluted [2,3]	582.3	616.0	601.3	628.9

Cash dividends declared per common share	$1.54	$1.40	$3.01	$2.70

[1]	Profit (loss) attributable to common stockholders.
[2]	Diluted by assumed exercise of stock-based compensation awards using the treasury stock method.
3	In the fourth quarter 2015, the assumed exercise of stock-based compensation awards was not considered because the impact would be anti-dilutive.

Caterpillar Inc.

Condensed Consolidated Statement of Financial Position

(Unaudited)

(Millions of dollars)

	December 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and short-term investments	$6,460	$7,341
Receivables - trade and other	6,695	7,737
Receivables - finance	8,991	9,027
Deferred and refundable income taxes	1,526	1,739
Prepaid expenses and other current assets	1,046	818
Inventories	9,700	12,205
Total current assets	34,418	38,867

Property, plant and equipment — net	16,090	16,577
Long-term receivables - trade and other	1,170	1,364
Long-term receivables - finance	13,651	14,644
Investments in unconsolidated affiliated companies	246	257
Noncurrent deferred and refundable income taxes	1,654	1,404
Intangible assets	2,821	3,076
Goodwill	6,615	6,694
Other assets	1,832	1,798
Total assets	$78,497	$84,681

Liabilities
Current liabilities:
Short-term borrowings:
— Machinery, Energy & Transportation	$9	$9
— Financial Products	6,958	4,699
Accounts payable	5,023	6,515
Accrued expenses	3,116	3,548
Accrued wages, salaries and employee benefits	1,994	2,438
Customer advances	1,146	1,697
Dividends payable	448	424
Other current liabilities	1,730	1,754
Long-term debt due within one year:
— Machinery, Energy & Transportation	517	510
— Financial Products	5,362	6,283
Total current liabilities	26,303	27,877

Long-term debt due after one year:
— Machinery, Energy & Transportation	9,004	9,493
— Financial Products	16,243	18,291
Liability for postemployment benefits	8,843	8,963
Other liabilities	3,219	3,231
Total liabilities	63,612	67,855

Stockholders’ equity
Common stock	5,238	5,016
Treasury stock	(17,640)	(15,726)
Profit employed in the business	34,208	33,887
Accumulated other comprehensive income (loss)	(6,997)	(6,431)
Noncontrolling interests	76	80
Total stockholders’ equity	14,885	16,826
Total liabilities and stockholders’ equity	$78,497	$84,681

Caterpillar Inc.

Condensed Consolidated Statement of Cash Flow

(Unaudited)

(Millions of dollars)

	Twelve Months Ended
	December 31,
	2015	2014
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$2,113	$3,711
Adjustments for non-cash items:
Depreciation and amortization	3,046	3,163
Other	508	553
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables — trade and other	764	163
Inventories	2,274	101
Accounts payable	(1,165)	222
Accrued expenses	(199)	(10)
Accrued wages, salaries and employee benefits	(389)	901
Customer advances	(501)	(593)
Other assets — net	(220)	(300)
Other liabilities — net	444	146
Net cash provided by (used for) operating activities	6,675	8,057
Cash flow from investing activities:
Capital expenditures — excluding equipment leased to others	(1,388)	(1,539)
Expenditures for equipment leased to others	(1,873)	(1,840)
Proceeds from disposals of leased assets and property, plant and equipment	760	904
Additions to finance receivables	(9,929)	(11,278)
Collections of finance receivables	9,247	9,841
Proceeds from sale of finance receivables	136	177
Investments and acquisitions (net of cash acquired)	(400)	(30)
Proceeds from sale of businesses and investments (net of cash sold)	178	199
Proceeds from sale of securities	351	810
Investments in securities	(485)	(825)
Other — net	(114)	(46)
Net cash provided by (used for) investing activities	(3,517)	(3,627)
Cash flow from financing activities:
Dividends paid	(1,757)	(1,620)
Distribution to noncontrolling interests	(7)	(7)
Contribution from noncontrolling interests	—	4
Common stock issued, including treasury shares reissued	33	239
Treasury shares purchased	(2,025)	(4,238)
Excess tax benefit from stock-based compensation	24	182
Proceeds from debt issued (original maturities greater than three months)	5,132	10,649
Payments on debt (original maturities greater than three months)	(8,292)	(9,248)
Short-term borrowings - net (original maturities three months or less)	3,022	1,043
Net cash provided by (used for) financing activities	(3,870)	(2,996)
Effect of exchange rate changes on cash	(169)	(174)
Increase (decrease) in cash and short-term investments	(881)	1,260
Cash and short-term investments at beginning of period	7,341	6,081
Cash and short-term investments at end of period	$6,460	$7,341

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

Caterpillar Inc.
Supplemental Data for Results of Operations
For the Three Months Ended December 31, 2015
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery,
	Consolidated	Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$10,318	$10,318	$—	$—
Revenues of Financial Products	712	—	789	(77)[2]
Total sales and revenues	11,030	10,318	789	(77)

Operating costs:
Cost of goods sold	8,183	8,185	—	(2)[3]
Selling, general and administrative expenses	1,267	1,132	144	(9)[3]
Research and development expenses	553	553	—	—
Interest expense of Financial Products	147	—	148	(1)[4]
Other operating (income) expenses	994	675	321	(2)[3]
Total operating costs	11,144	10,545	613	(14)

Operating profit (loss)	(114)	(227)	176	(63)

Interest expense excluding Financial Products	126	137	—	(11)[4]
Other income (expense)	30	(48)	26	52 [5]

Consolidated profit (loss) before taxes	(210)	(412)	202	—

Provision (benefit) for income taxes	(128)	(169)	41	—
Profit (loss) of consolidated companies	(82)	(243)	161	—

Equity in profit (loss) of unconsolidated affiliated companies	(1)	(1)	—	—
Equity in profit of Financial Products’ subsidiaries	—	162	—	(162)[6]

Profit (loss) of consolidated and affiliated companies	(83)	(82)	161	(162)

Less: Profit (loss) attributable to noncontrolling interests	4	5	(1)	—

Profit (loss) [7]	$(87)	$(87)	$162	$(162)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]

Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit (loss) attributable to common stockholders.

Caterpillar Inc.
Supplemental Data for Results of Operations
For the Three Months Ended December 31, 2014

(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery,
	Consolidated	Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$13,500	$13,500	$—	$—
Revenues of Financial Products	744	—	829	(85)[2]
Total sales and revenues	14,244	13,500	829	(85)

Operating costs:
Cost of goods sold	10,499	10,501	—	(2)[3]
Selling, general and administrative expenses	1,522	1,381	158	(17)[3]
Research and development expenses	578	578	—	—
Interest expense of Financial Products	154	—	156	(2)[4]
Other operating (income) expenses	428	119	306	3 [3]
Total operating costs	13,181	12,579	620	(18)

Operating profit	1,063	921	209	(67)

Interest expense excluding Financial Products	126	136	—	(10)[4]
Other income (expense)	3	(51)	(3)	57 [5]

Consolidated profit before taxes	940	734	206	—

Provision (benefit) for income taxes	179	117	62	—
Profit of consolidated companies	761	617	144	—

Equity in profit (loss) of unconsolidated affiliated companies	2	2	—	—
Equity in profit of Financial Products’ subsidiaries	—	142	—	(142)[6]

Profit of consolidated and affiliated companies	763	761	144	(142)

Less: Profit (loss) attributable to noncontrolling interests	6	4	2	—

Profit [7]	$757	$757	$142	$(142)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]

Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common stockholders.

Caterpillar Inc.
Supplemental Data for Results of Operations
For the Twelve Months Ended December 31, 2015
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery,
	Consolidated	Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$44,147	$44,147	$—	$—
Revenues of Financial Products	2,864	—	3,179	(315)[2]
Total sales and revenues	47,011	44,147	3,179	(315)

Operating costs:
Cost of goods sold	33,742	33,744	—	(2)[3]
Selling, general and administrative expenses	5,199	4,637	588	(26)[3]
Research and development expenses	2,165	2,165	—	—
Interest expense of Financial Products	587	—	593	(6)[4]
Other operating (income) expenses	2,062	860	1,224	(22)[3]
Total operating costs	43,755	41,406	2,405	(56)

Operating profit	3,256	2,741	774	(259)

Interest expense excluding Financial Products	507	550	—	(43)[4]
Other income (expense)	106	(158)	48	216 [5]

Consolidated profit before taxes	2,855	2,033	822	—

Provision (benefit) for income taxes	742	512	230	—
Profit of consolidated companies	2,113	1,521	592	—

Equity in profit (loss) of unconsolidated affiliated companies	—	—	—	—
Equity in profit of Financial Products’ subsidiaries	—	591	—	(591)[6]

Profit of consolidated and affiliated companies	2,113	2,112	592	(591)

Less: Profit (loss) attributable to noncontrolling interests	11	10	1	—

Profit [7]	$2,102	$2,102	$591	$(591)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]

Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common stockholders.

Caterpillar Inc.
Supplemental Data for Results of Operations
For the Twelve Months Ended December 31, 2014
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery,
	Consolidated	Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$52,142	$52,142	$—	$—
Revenues of Financial Products	3,042	—	3,386	(344)[2]
Total sales and revenues	55,184	52,142	3,386	(344)

Operating costs:
Cost of goods sold	39,767	39,769	—	(2)[3]
Selling, general and administrative expenses	5,697	5,098	635	(36)[3]
Research and development expenses	2,135	2,135	—	—
Interest expense of Financial Products	624	—	631	(7)[4]
Other operating (income) expenses	1,633	419	1,235	(21)[3]
Total operating costs	49,856	47,421	2,501	(66)

Operating profit	5,328	4,721	885	(278)

Interest expense excluding Financial Products	484	526	—	(42)[4]
Other income (expense)	239	(21)	24	236 [5]

Consolidated profit before taxes	5,083	4,174	909	—

Provision (benefit) for income taxes	1,380	1,120	260	—
Profit of consolidated companies	3,703	3,054	649	—

Equity in profit (loss) of unconsolidated affiliated companies	8	8	—	—
Equity in profit of Financial Products’ subsidiaries	—	640	—	(640)[6]

Profit of consolidated and affiliated companies	3,711	3,702	649	(640)

Less: Profit (loss) attributable to noncontrolling interests	16	7	9	—

Profit [7]	$3,695	$3,695	$640	$(640)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]

Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common stockholders.

Caterpillar Inc.

Supplemental Data for Cash Flow

For the Twelve Months Ended December 31, 2015

(Unaudited)

(Millions of dollars)

		Supplemental Consolidating Data
		Machinery,
	Consolidated	Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$2,113	$2,112	$592	$(591)[2]
Adjustments for non-cash items:
Depreciation and amortization	3,046	2,164	882	—
Other	508	398	(138)	248	[4]
Financial Products’ dividend in excess of profit	—	9	—	(9)[3]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	764	461	(85)	388	[4,5]
Inventories	2,274	2,280	—	(6)[4]
Accounts payable	(1,165)	(1,343)	95	83	[4]
Accrued expenses	(199)	(223)	11	13	[4]
Accrued wages, salaries and employee benefits	(389)	(390)	1	—
Customer advances	(501)	(501)	—	—
Other assets - net	(220)	(370)	(34)	184	[4]
Other liabilities - net	444	578	63	(197)[4]
Net cash provided by (used for) operating activities	6,675	5,175	1,387	113
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(1,388)	(1,373)	(16)	1	[4]
Expenditures for equipment leased to others	(1,873)	(257)	(1,643)	27	[4]
Proceeds from disposals of leased assets and property, plant and equipment	760	114	655	(9)[4]
Additions to finance receivables	(9,929)	—	(12,928)	2,999	[5,8]
Collections of finance receivables	9,247	—	12,227	(2,980)[5]
Net intercompany purchased receivables	—	—	745	(745)[5]
Proceeds from sale of finance receivables	136	—	136	—
Net intercompany borrowings	—	—	1	(1)[6]
Investments and acquisitions (net of cash acquired)	(400)	(400)	—	—
Proceeds from sale of businesses and investments (net of cash sold)	178	184	—	(6)[8]
Proceeds from sale of securities	351	25	326	—
Investments in securities	(485)	(27)	(458)	—
Other - net	(114)	(49)	(65)	—
Net cash provided by (used for) investing activities	(3,517)	(1,783)	(1,020)	(714)
Cash flow from financing activities:
Dividends paid	(1,757)	(1,757)	(600)	600	[7]
Distribution to noncontrolling interests	(7)	(7)	—	—
Common stock issued, including treasury shares reissued	33	33	—	—
Treasury shares purchased	(2,025)	(2,025)	—	—
Excess tax benefit from stock-based compensation	24	24	—	—
Net intercompany borrowings	—	(1)	—	1	[6]
Proceeds from debt issued (original maturities greater than three months)	5,132	3	5,129	—
Payments on debt (original maturities greater than three months)	(8,292)	(517)	(7,775)	—
Short-term borrowings - net (original maturities three months or less)	3,022	4	3,018	—
Net cash provided by (used for) financing activities	(3,870)	(4,243)	(228)	601
Effect of exchange rate changes on cash	(169)	(126)	(43)	—
Increase (decrease) in cash and short-term investments	(881)	(977)	96	—
Cash and short-term investments at beginning of period	7,341	6,317	1,024	—
Cash and short-term investments at end of period	$6,460	$5,340	$1,120	$—

1       Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

2       Elimination of Financial Products’ profit after tax due to equity method of accounting.

3       Elimination of Financial Products’ dividend to Machinery, Energy & Transportation in excess of Financial Products’ profit.

4       Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.

5       Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.

6       Elimination of net proceeds and payments to/from Machinery, Energy & Transportation and Financial Products.

7       Elimination of dividend from Financial Products to Machinery, Energy & Transportation.

8        Elimination of proceeds received from Financial Products related to Machinery, Energy & Transportation’s sale of businesses and investments.

Caterpillar Inc.

Supplemental Data for Cash Flow

For the Twelve Months Ended December 31, 2014

(Unaudited)

(Millions of dollars)

		Supplemental Consolidating Data
		Machinery,
	Consolidated	Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$3,711	$3,702	$649	$(640)[2]
Adjustments for non-cash items:
Depreciation and amortization	3,163	2,253	910	—
Undistributed profit of Financial Products	—	(170)	—	170 [3]
Other	553	395	(114)	272 [4]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	163	786	43	(666)[4,5]
Inventories	101	128	—	(27)[4]
Accounts payable	222	212	(43)	53 [4]
Accrued expenses	(10)	54	(64)	—
Accrued wages, salaries and employee benefits	901	892	9	—
Customer advances	(593)	(593)	—	—
Other assets - net	(300)	(393)	(56)	149 [4]
Other liabilities - net	146	204	91	(149)[4]
Net cash provided by (used for) operating activities	8,057	7,470	1,425	(838)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(1,539)	(1,519)	(20)	—
Expenditures for equipment leased to others	(1,840)	(122)	(1,797)	79 [4]
Proceeds from disposals of leased assets and property, plant and equipment	904	81	837	(14)[4]
Additions to finance receivables	(11,278)	—	(14,380)	3,102 [5,8]
Collections of finance receivables	9,841	—	12,607	(2,766)[5]
Net intercompany purchased receivables	—	—	10	(10)[5]
Proceeds from sale of finance receivables	177	—	180	(3)[5]
Net intercompany borrowings	—	—	13	(13)[6]
Investments and acquisitions (net of cash acquired)	(30)	(30)	—	—
Proceeds from sale of businesses and investments (net of cash sold)	199	219	—	(20)[8]
Proceeds from sale of securities	810	403	407	—
Investments in securities	(825)	(425)	(400)	—
Other - net	(46)	(17)	(34)	5 [9]
Net cash provided by (used for) investing activities	(3,627)	(1,410)	(2,577)	360
Cash flow from financing activities:
Dividends paid	(1,620)	(1,620)	(470)	470 [7]
Distribution to noncontrolling interests	(7)	(7)	—	—
Contribution from noncontrolling interests	4	4	—	—
Common stock issued, including treasury shares reissued	239	239	5	(5)[9]
Treasury shares purchased	(4,238)	(4,238)	—	—
Excess tax benefit from stock-based compensation	182	182	—	—
Net intercompany borrowings	—	(13)	—	13 [6]
Proceeds from debt issued (original maturities greater than three months)	10,649	1,994	8,655	—
Payments on debt (original maturities greater than three months)	(9,248)	(785)	(8,463)	—
Short-term borrowings - net (original maturities three months or less)	1,043	—	1,043	—
Net cash provided by (used for) financing activities	(2,996)	(4,244)	770	478
Effect of exchange rate changes on cash	(174)	(96)	(78)	—
Increase (decrease) in cash and short-term investments	1,260	1,720	(460)	—
Cash and short-term investments at beginning of period	6,081	4,597	1,484	—
Cash and short-term investments at end of period	$7,341	$6,317	$1,024	$—

1       Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

2       Elimination of Financial Products’ profit after tax due to equity method of accounting.

3       Elimination of non-cash adjustments for the undistributed earnings from Financial Products.

4       Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.

5       Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.

6       Elimination of net proceeds and payments to/from Machinery, Energy & Transportation and Financial Products.

7       Elimination of dividend from Financial Products to Machinery, Energy & Transportation.

8       Elimination of proceeds received from Financial Products related to Machinery, Energy & Transportation’s sale of portions of the Bucyrus distribution business to Cat dealers.

9       Elimination of change in investment and common stock related to Financial Products.